                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. )*

                                CONNETICS CORPORATION
------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     COMMON STOCK
------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                      002078541
------------------------------------------------------------------------------
                                    (CUSIP Number)


*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                            (CONTINUED ON FOLLOWING PAGES)

                                  Page 1 of 17 Pages
                          Exhibit Index Contained on Page 14

CUSIP NO. 002078541                   13G                    Page 2 of 17 Pages

1      NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Kleiner Perkins Caufield & Byers VI, L.P., a California Limited Partnership ("KPCB VI")
             94-3157816

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /    (b) /X/

 3      SEC USE ONLY


 4      CITIZENSHIP OR PLACE OF ORGANIZATION
           California Limited Partnership

       NUMBER OF        5    SOLE VOTING POWER
        SHARES                                                           - 0 -
     BENEFICIALLY
       OWNED BY         6    SHARED VOTING POWER
         EACH                                                            - 0 -
       REPORTING
        PERSON        7    SOLE DISPOSITIVE POWER
        WITH                                                             - 0 -
                      8    SHARED DISPOSITIVE POWER
                                                                         - 0 -
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON
                                                                         - 0 -
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                           / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          - 0 -

 12     TYPE OF REPORTING PERSON*
                                                                             PN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 002078541                   13G                    Page 3 of 17 Pages

 1      NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates") 94-3158010

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / / (b) /X/

 3      SEC USE ONLY


 4      CITIZENSHIP OR PLACE OF ORGANIZATION
           California Limited Partnership


       NUMBER OF        5    SOLE VOTING POWER
         SHARES                                                           - 0 -
      BENEFICIALLY
        OWNED BY        6    SHARED VOTING POWER
          EACH                                                            - 0 -
       REPORTING
         PERSON         7    SOLE DISPOSITIVE POWER
          WITH                                                            - 0 -

                        8    SHARED DISPOSITIVE POWER
                                                                          - 0 -

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON
                                                                          - 0 -

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          - 0 -

 12     TYPE OF REPORTING PERSON*
                                                                             PN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 002078541                   13G                    Page 4 of 17 Pages

 1      NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Brook H. Byers

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) / / (b) /X/

 3      SEC USE ONLY


 4      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        5    SOLE VOTING POWER
       NUMBER OF                                                         11,972
        SHARES
     BENEFICIALLY       6    SHARED VOTING POWER
     OWNED BY EACH           2,482 shares are indirectly owned through the
       REPORTING             Byers Trust.  Mr. Byers disclaims beneficial
         PERSON              ownership of these shares.
          WITH
                        7    SOLE DISPOSITIVE POWER
                                                                         11,972

                        8    SHARED DISPOSITIVE POWER
                             2,482 shares are indirectly owned through the Byers Trust. Mr. Byers disclaims beneficial ownership of these shares.

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON
                                                                         14,454

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                            / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            .1%

 12     TYPE OF REPORTING PERSON*
                                                                             IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 002078541                    13G                   Page 5 of 17 Pages

 1      NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Vinod Khosla

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) / / (b) /X/

 3      SEC USE ONLY


 4      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        5    SOLE VOTING POWER
       NUMBER OF                                                         - 0 -
         SHARES
      BENEFICIALLY      6    SHARED VOTING POWER
     OWNED BY EACH                                                       - 0 -
       REPORTING
         PERSON         7    SOLE DISPOSITIVE POWER
          WITH                                                           - 0 -
                        8    SHARED DISPOSITIVE POWER
                                                                         - 0 -
 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON
                                                                         - 0 -

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                           / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         - 0 -

 12     TYPE OF REPORTING PERSON*
                                                                            IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 002078541                   13G                     Page 6 of 17 Pages

 1      NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             E. Floyd Kvamme

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) / / (b) /X/
3      SEC USE ONLY


 4      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        5    SOLE VOTING POWER
       NUMBER OF                                                          7,223
        SHARES
     BENEFICIALLY       6    SHARED VOTING POWER
     OWNED BY EACH                                                          -0-
       REPORTING
         PERSON         7    SOLE DISPOSITIVE POWER
          WITH                                                            7,223
                        8    SHARED DISPOSITIVE POWER
                                                                            -0-

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON
                                                                          7,223

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                            / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                           .01%

 12     TYPE OF REPORTING PERSON*
                                                                              IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 002078541                   13G                   Page 7 of 17 Pages

 1      NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             L. John Doerr

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) / / (b) /X/

 3      SEC USE ONLY


 4      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States


                        5    SOLE VOTING POWER
        NUMBER OF                                                         16,243
        SHARES
      BENEFICIALLY      6    SHARED VOTING POWER
     OWNED BY EACH           2,482 shares are indirectly held through the
       REPORTING             Doerr Trust dated 3/16/92.  Mr. Doerr disclaims
         PERSON              beneficial ownership of these shares.
          WITH
                        7    SOLE DISPOSITIVE POWER
                                                                         16,243

                        8    SHARED DISPOSITIVE POWER
                             2,482 shares are indirectly held through the Doerr Trust dated 3/16/92. Mr. Doerr disclaims beneficial ownership of these shares.

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON
                                                                         18,725

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                            / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            .2%

 12     TYPE OF REPORTING PERSON*
                                                                             IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 002078541                   13G                    Page 8 of 17 Pages

 1      NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Joseph S. Lacob

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) /X/


 3      SEC USE ONLY


 4      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        5    SOLE VOTING POWER
       NUMBER OF                                                          9,368
        SHARES
     BENEFICIALLY       6    SHARED VOTING POWER
     OWNED BY EACH                                                          -0-
       REPORTING
         PERSON         7    SOLE DISPOSITIVE POWER
          WITH
                                                                          9,368

                        8    SHARED DISPOSITIVE POWER
                                                                            -0-

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON
                                                                          9,368

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                            / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            .1%

 12     TYPE OF REPORTING PERSON*
                                                                             IN


                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 002078541                    13G                   Page 9 of 17 Pages

 1      NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Bernard Lacroute

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / / (b) /X/

 3      SEC USE ONLY


 4      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States


                        5    SOLE VOTING POWER
       NUMBER OF                                                          9,366
         SHARES
      BENEFICIALLY      6    SHARED VOTING POWER
      OWNED BY EACH                                                         -0-
       REPORTING
         PERSON         7    SOLE DISPOSITIVE POWER
          WITH                                                            9,366

                        8    SHARED DISPOSITIVE POWER
                                                                            -0-

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON
                                                                          9,366

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                            / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            .1%
 12     TYPE OF REPORTING PERSON*
                                                                             IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 002078541                   13G                    Page 10 of 17 Pages

 1      NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             James P. Lally

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / / (b) /X/

 3      SEC USE ONLY


 4      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States

                        5    SOLE VOTING POWER
       NUMBER OF                                                         13,383
        SHARES
      BENEFICIALLY      6    SHARED VOTING POWER
      OWNED BY EACH                                                         -0-
       REPORTING
         PERSON         7    SOLE DISPOSITIVE POWER
          WITH                                                           13,383

                        8    SHARED DISPOSITIVE POWER
                                                                            -0-

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON
                                                                          13,383

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                            / /


 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            .1%

 12     TYPE OF REPORTING PERSON*
                                                                             IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1 (A).    NAME OF ISSUER.

               Connetics Corporation

ITEM 1 (B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

               3400 West Bayshore Road
               Palo Alto, CA 94303

ITEM 2(A)-(C)  NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.

               This statement is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

               KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI").


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.

               Common Stock
               CUSIP # 002078541

ITEM 3.        NOT APPLICABLE.

ITEM 4.        OWNERSHIP.

               Please see Item 5.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               This Statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Connetics Corporation.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable - See Item 5.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               Not applicable.

                                                             Page 13 of 17
                                      SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1998

                                   KPCB VI ASSOCIATES, L.P.,
                                   A CALIFORNIA LIMITED PARTNERSHIP


                                   By: /s/ Brook H. Byers
                                       --------------------------------
                                       A General Partner


                                   BROOK H. BYERS
                                   VINOD KHOSLA
                                   E. FLOYD KVAMME
                                   L. JOHN DOERR
                                   JOSEPH S. LACOB
                                   BERNARD LACROUTE
                                   JAMES P. LALLY


                                   By: /s/ Michael S. Curry
                                       --------------------------------
                                       Michael S. Curry
                                       Attorney-in-Fact

                                   KLEINER PERKINS CAUFIELD & BYERS
                                   VI, L.P., A CALIFORNIA LIMITED
                                   PARTNERSHIP

                                   By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                   By: /s/ Brook H. Byers
                                       --------------------------------
                                       A General Partner

                                    EXHIBIT INDEX

                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          --------------

Exhibit A:  Agreement of Joint Filing                                15

Exhibit B:  List of General Partners of KPCB VI Associates           16

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING


          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Exchange Act the statement dated February 10, 1998, containing the information required by Schedule 13G, for the shares of Common Stock of Connetics Corporation previously held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership and, with respect to the general partners, such other holdings as may be reported therein.

Date:  February 10, 1998

                                   KPCB VI ASSOCIATES, L.P.,
                                   A CALIFORNIA LIMITED PARTNERSHIP


                                   By: /s/ Brook H. Byers
                                       --------------------------------
                                       A General Partner


                                   BROOK H. BYERS
                                   VINOD KHOSLA
                                   E. FLOYD KVAMME
                                   L. JOHN DOERR
                                   JOSEPH S. LACOB
                                   BERNARD LACROUTE
                                   JAMES P. LALLY


                                   By: /s/ Michael S. Curry
                                       --------------------------------
                                       Michael S. Curry
                                       Attorney-in-Fact

                                   KLEINER PERKINS CAUFIELD & BYERS
                                   VI, L.P., A CALIFORNIA LIMITED
                                   PARTNERSHIP

                                   By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                                   By: /s/ Brook H. Byers
                                       --------------------------------
                                       A General Partner

                                                             Page 16 of 17
                                      EXHIBIT B

                                 GENERAL PARTNERS OF
                 KPCB VI ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP

          Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and
(c) citizenship.

1.   (a)    Brook H. Byers
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

2.   (a)    Vinod Khosla
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

3.   (a)    E. Floyd Kvamme
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

4.   (a)    L. John Doerr
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

5.   (a)    Joseph Lacob
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

6.   (a)    Bernard Lacroute
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

7.   (a)    James P. Lally
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen